                                                               Exhibit (a)(1)(i)

                              FIRST WILKOW VENTURE
                                OFFER TO PURCHASE
                            LIMITED PARTNERSHIP UNITS

First Wilkow Venture, an Illinois limited partnership (the "Partnership"), is offering (the "Offer") to purchase for cash all, but not less than all, of the units of limited partnership of the Partnership (the "Units") held by each Unit holder who holds 50 or fewer Units as of the close of business on July 19, 2006 (the "Record Date"), subject to the terms set forth in this Offer to Purchase Limited Partnership Units (the "Offer to Purchase") and in the accompanying letter of transmittal. We will pay $122 per Unit properly tendered. Payment will be made promptly after the expiration of the Offer.

The Offer is conditioned upon receipt of tenders of Units from a sufficient number of Unit Holders to cause the Units to be held of record by fewer than 300 persons, thereby enabling us to terminate our status as a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and become a private, non-reporting company. If this were to occur, the Partnership will no longer file periodic reports with the Securities and Exchange Commission (the "SEC"), including, among others, annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

If you would like to accept this Offer, you must tender all your Units in the manner described on page 12 below. Generally, once you tender your Units, you may not withdraw them. The Offer will expire at 5:00 p.m., Chicago time, on September 29, 2006 (the "Expiration Date"), unless extended or earlier terminated. We may extend or terminate this Offer at any time.

If you have any questions regarding this Offer or would like additional copies of these documents (free of charge), please contact the Partnership as follows:

     First Wilkow Venture
     180 North Michigan Avenue, Suite 200
     Chicago, Illinois 60601
     (312) 726-9622

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No person has been authorized to make any recommendation on our behalf as to whether you should tender your Units pursuant to this Offer. No person has been authorized to give any information in connection with this Offer other than information contained in this Offer to Purchase.

The date of this Offer to Purchase is July 20, 2006.

                               SUMMARY TERM SHEET

This summary, as well as the questions and answers that follow, highlight selected information included elsewhere in this Offer to Purchase. To fully understand the Offer and the other considerations that may be important about whether to tender all your Units, you should carefully read this Offer to Purchase in its entirety.

THE OFFER:                       We are offering to purchase for cash all of the
                                 Units held by each Unit holder who holds 50 or
                                 fewer Units as of the close of business on the
                                 Record Date. Any such holder eligible to tender
                                 Units that elects to participate in this Offer
                                 will be required to tender all of their Units
                                 for purchase, and will not be permitted to
                                 tender only a portion of the Units held by such
                                 holder. The material terms and conditions of
                                 the Offer are set forth below. See also "Terms
                                 of the Offer."

PURCHASE PRICE:                  We will pay $122 for each Unit that is properly
                                 tendered by an eligible Unit holder. See "Terms
                                 of the Offer--General" and "Terms of the
                                 Offer--Purchase and Payment."

CONDITIONS:                      The Offer is conditioned upon the Partnership
                                 receiving tenders of Units from a sufficient
                                 number of Unit Holders to cause the Units to be
                                 held of record by fewer than 300 persons. This
                                 condition may be waived in the Partnership's
                                 sole discretion. See "Terms of the
                                 Offer--Conditions of the Offer."

EXPIRATION DATE:                 This Offer will expire at 5:00 p.m., Chicago
                                 time, on September 29, 2006 (the "Expiration
                                 Date"), unless extended or earlier terminated.
                                 In order for your tender to be accepted by us,
                                 we must receive your documents at or prior to
                                 the Expiration Date. We may extend or terminate
                                 the Offer at any time. We will notify you by
                                 public announcement, including by press release
                                 or other means intended to notify all Unit
                                 holders, if we decide to extend the Offer and
                                 make any public filings required by the SEC.
                                 See "Terms of the Offer--Expiration,
                                 Extension, and Amendment of the Offer."

EFFECTIVE DATE:                  Assuming the conditions to the Offer are met
                                 and the Offer is not extended, tendered Units
                                 will be transferred effective as of October 1,
                                 2006. See "Terms of the Offer--Effective Date."

NO WITHDRAWAL OF TENDERED        Once you tender your Units, you may not
UNITS:                           withdraw them, unless we materially amend the
                                 terms of the Offer.

PRINCIPAL EFFECTS ON             If you tender all your Units to us pursuant to
TENDERING UNIT HOLDER:           the Offer, you will no longer be a Unit holder
                                 of the Partnership and will no longer have
                                 voting rights, the right to receive any
                                 distributions from the Partnership, or any
                                 ownership in the equity of the Partnership. See
                                 also "Special Factors--Effects of the
                                 Transaction."

DEREGISTRATION:                  If the Offer is successful and results in our
                                 having fewer than 300 Unit holders of record,
                                 we will terminate our status as a reporting
                                 company under the Exchange Act and become a
                                 private, non-reporting company. This means we
                                 will no longer file periodic reports with the
                                 SEC, including, among other things, annual
                                 reports on Form 10-K, quarterly reports on Form
                                 10-Q, and current reports on Form 8-K. See also
                                 "Special Factors--Effects of the Transaction."

CONTINUING INFORMATION           After becoming a non-reporting company, our
FOLLOWING DEREGISTRATION:        current intention is to provide our remaining
                                 Unit holders with annual financial statements
                                 together with sufficient information to enable
                                 holders of Units to sell their Units under the
                                 safe harbor provided by Rule 144 established by
                                 the SEC. This information will not be as
                                 detailed or extensive as the information we
                                 currently file with the SEC, and we will not be
                                 subject to the many requirements imposed under
                                 the Sarbanes-Oxley Act of 2002. Accordingly, it
                                 may reduce the information and protections
                                 available to continuing Unit holders. See also
                                 "Special Factors--Effects of the Transaction."

NO TRADING MARKET:               Our Units are not listed or quoted on any
                                 exchange or quotation service and there is no
                                 trading market in our stock. Accordingly, the
                                 Offer is unlikely have any material effect on
                                 the market for our Units.

FAIRNESS REVIEW:                 We have not engaged any person or entity to
                                 issue a "fairness" or similar opinion with
                                 respect to the Offer. The Offer is voluntary.
                                 We believe that $122 per Unit is a fair price
                                 to pay to the Units. See "Special Factors--Our
                                 Position as to the Fairness of the Offer",
                                 "Information About the Partnership--Summary
                                 Consolidated Financial Information", and
                                 "Special Factors--Determination of the Offering
                                 Price."

NO APPRAISAL RIGHTS:             This Offer is voluntary. You may, but are not
                                 required to, tender Units. We have not granted
                                 any Unit holder any voting, appraisal or
                                 dissenters' rights in connection with the
                                 Offer, and no appraisal or dissenters' rights
                                 are required by state law or otherwise. See
                                 "Terms of the Offer--No Dissenters' or
                                 Appraisal Rights."

FEDERAL INCOME TAX               In general, your receipt of cash in exchange
CONSEQUENCES:                    for your Units will be a taxable transaction
                                 for United States federal income tax purposes,
                                 and may be such for state and local income tax
                                 purposes as well. If you are a foreign person,
                                 you may be subject to certain withholding. You
                                 should consult with your tax advisor before
                                 tendering your Units. See "Other Information
                                 Regarding the Offer--Federal Income Tax
                                 Considerations."

                              QUESTIONS AND ANSWERS

Q: WHO IS OFFERING TO PURCHASE MY UNITS?

A: First Wilkow Venture is offering to purchase your Units.

Q: AM I ELIGIBLE TO PARTICIPATE IN THE OFFER?

A: Only holders of Units who hold 50 or fewer Units may tender all their Units.

Q: WHAT WILL I BE PAID FOR MY UNITS?

A: The purchase price being offered is $122 per Unit. The full price will be paid to you in cash if your Units are purchased. We will not pay any interest on the purchase price during the period beginning with the date your Units are tendered and ending on the date you receive your payment.

Q: WHEN WILL I RECEIVE MY MONEY?

A: Your check will be mailed to you promptly after the effective date of October 1, 2006 (which may be extended or terminated by the Partnership).

Q: DO I HAVE TO TENDER MY UNITS?

A: No, you may elect to continue to hold your Units and retain your rights as a Unit holder.

Q: HOW DO I TENDER MY UNITS?

A: If you wish to tender all your Units, please carefully complete and sign the enclosed letter of transmittal and deliver it to us at our address below:

     First Wilkow Venture
     180 North Michigan Avenue, Suite 200
     Chicago, Illinois 60601
     Attn: Marc R. Wilkow
     (312) 726-9622

Q: HOW MUCH TIME DO I HAVE TO TENDER MY UNITS?

A: You may tender all your Units at any time up to and including 5:00 p.m., Chicago time, on September 29, 2006. Your documents must be received in good order and properly executed by that deadline to be considered properly tendered. We may choose to extend or terminate the Offer for any reason. If we choose to extend the Offer, we will notify you as soon as practical by public announcement following the approval of an extension.

Q: CAN I WITHDRAW PREVIOUSLY TENDERED UNITS?

A: No. Once you elect to tender your Units, you cannot withdraw your tendered Units unless we materially amend the terms of the Offer.

Q: WHY IS THE PARTNERSHIP MAKING THE OFFER?

A: We are making the Offer with the purpose of reducing the number of holders of record of our Units to fewer than 300 and terminating our status as a reporting company under the Exchange Act. By so doing, we would no longer be required to file periodic reports with the SEC or be subject to other SEC rules and regulations, including the Sarbanes-Oxley Act of 2002. By ceasing to be a reporting company, we expect to achieve substantial cost savings. We also believe that the Offer will allow some holders of Units who no longer wish to be Unit holders to dispose of their Units.

Q: WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER?

A: In general, your receipt of cash in exchange for your Units pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes and may be a taxable transaction for state, local, and other tax purposes as well. If you are a foreign person, you may be subject to certain withholding. Please consult with your tax advisor to determine the tax consequences of tendering your Units pursuant to the Offer in view of your own particular circumstances.

Q: WHAT WILL HAPPEN IF UNITS ARE NOT TENDERED BY A SUFFICIENT NUMBER OF HOLDERS TO REDUCE THE NUMBER UNIT HOLDERS TO FEWER THAN 300?

A: If we do not receive tenders of Units prior to the Expiration Date from a sufficient number of holders to reduce the total number of Unit holders to fewer than 300, we may (1) terminate the Offer and return your Units to you, (2) extend the Offer, or (3) amend the terms of the Offer. If we extend the Offer or amend the terms of the Offer, we will notify you by public announcement within a reasonable time. We will, as required, also file the amendment or extension with the SEC.

Q: WHAT IF I HAVE ADDITIONAL QUESTIONS ABOUT THE OFFER?

A: If you have additional questions, please contact us as described on the cover page to this Offer to Purchase.

                                 SPECIAL FACTORS

PURPOSES OF THE OFFER

We have decided to commence the Offer primarily to achieve the objective of terminating our status as a "reporting company" under the Exchange Act. We also believe that the Offer will allow some holders of Units who no longer wish to be Unit holders to dispose of their Units.

ALTERNATIVE TRANSACTIONS

On May 30, 2006, Mackenzie Patterson Fuller, LP, together with certain other parties, commenced an unsolicited tender offer for the Units at $40 per Unit. In our response, we stated our belief that the offering price in the Mackenzie Patterson Fuller tender offer was substantially inadequate and recommended against their offer. While the purchase of Units may have reduced the number of Unit holders, due to the substantially inadequate price offered, we did not believe that the Mackenzie Patterson Fuller tender offer was likely to result in sufficient tenders to result in the number of Unit holders of record being less than 300. The Mackenzie Patterson Fuller tender offer expired in accordance with its terms on July 11, 2006.

Other than the Mackenzie Patterson Fuller tender offer, we did not consider any alternative means to accomplish our objectives, nor are we aware of any firm offers made by any person during the past two years for (1) the merger or consolidation of the Partnership with or into another company, (2) the purchase of all or a substantial part of the Partnership's assets or (3) a purchase of Partnership's securities that would enable the purchaser to exercise control of the Partnership. We have no plans or arrangements for any such transaction.

Except as set forth in this Offer to Purchase, we do not have any plans, proposals or current negotiations that would result in:

     - any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Partnership or any of its subsidiaries;

     - any purchase, sale or transfer of a material amount of assets of the Partnership or any of its subsidiaries;

     - any material change in the present dividend rate or policy, or indebtedness or capitalization of the Partnership;

     - any change in the present board of directors or management of the Partnership; or

     -    any other material change in the Partnership's structure or business.

OUR REASONS FOR PURSUING THE OFFER

Over the last several years, the costs of being a reporting company under the Exchange Act have increased substantially. As a reporting company, we are obligated to prepare and file with the

SEC annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. Moreover, we believe that the annual costs associated with being a reporting company are disproportionate for a company of our size. The management time and attention associated with the preparation of these reports are considerable.

With the enactment of the Sarbanes-Oxley Act of 2002, the costs to us of continuing to be a reporting company will increase even more. The burdens and costs of periodic reporting, documenting, improving and testing our internal control systems and other procedures, and complying with disclosure obligations under the Sarbanes-Oxley Act are anticipated to be significant. Among other things, such obligations are expected to entail substantial increases in annual accounting, legal and insurance costs, and heightened demands on our management. To the extent management's time and attention is focused on SEC compliance issues, there are fewer resources available to devote to operating our business. While we intend to continue making certain information available to our Unit holders (including the information required by our Agreement of Limited Partnership and the information described in Rule 144(c)(2) established by the
SEC), we believe the costs of continuing to be a public reporting company outweigh the benefits to our Unit holders from complying with the reporting requirements of the Exchange Act.

Additionally, being a reporting company makes the Partnership amenable to third-party tender offers which, like the Mackenzie Patterson Fuller tender offer, are substantially inadequate. Despite being inadequate, however, the costs and burden on management of responding to such a tender offer are considerable. We believe that being a non-reporting company will make the Partnership less likely to be the target of such an offer and, in the event that we are targeted, will significantly reduce the costs and burden of responding.

Ultimately, we concluded that this Offer would be an efficient and effective way to reduce the number of our Unit holders of record, allowing us to terminate our status as a reporting company under the Exchange Act and eliminate the annual accounting and legal expenses and management costs associated with complying with the periodic reporting requirements of the Exchange Act and the enhanced regulatory burdens imposed by the Sarbanes-Oxley Act.

EFFECTS OF THE TRANSACTION

Following this termination, we will no longer be required to file periodic reports with the SEC and will no longer be subject to regulations imposed pursuant to the Sarbanes-Oxley Act. Because there is not now and never has been an active trading market for our Units, we believe that our Unit holders derive little benefit from our status as an SEC reporting company. Rather, we have been a reporting company solely as a result of the number of holders of outstanding Units.

As of the Record Date, there were 162,708 Units outstanding, which were owned of record by 312 record holders. Under applicable SEC rules, companies are permitted to terminate the registration of, and suspend their SEC reporting obligations with respect to, any class of securities held of record by fewer than 300 persons. If a sufficient number of Unit holders tender their Units to reduce the number of record holders of Units below 300, we intend to terminate the registration of the Units under the Exchange Act. Under the terms of the Offer, it is a condition of the Offer that enough Unit holders tender their Units so that the total number of Unit holders is less than 300.

To the extent that, upon expiration of the Offer, an insufficient number of Unit holders have tendered to reduce the number of record holders of Units to fewer than 300, we may seek to extend the Offer to allow eligible Unit holders additional time to tender their Units. In addition, if we waive the condition to the Offer and continue to have 300 or more record holders of our Units following the completion of the Offer, we may make an additional offer to purchase Units in another form.

If we suspend our reporting obligations with respect to the Units, we will have no obligation under federal securities laws to provide our Unit holders with any periodic reports as to new developments in our business, our financial condition or results of operations. Therefore, following the suspension of our reporting obligations, it will be more difficult for our Unit holders to obtain information about us. Consistent with our obligations pursuant to our Agreement of Limited Partnership, as amended, we intend to provide our remaining Unit holders with basic financial information on an annual basis after we become a non-reporting company. In addition to the information required by our Agreement of Limited Partnership, we intend to make sufficient information available to enable holders of Units to sell their Units, subject to the applicable terms of the Agreement of Limited Partnership, under the safe harbor provided by Rule 144 established by the SEC. However, this information will not be as detailed or extensive as the information we currently file with the SEC.

Assuming the Offer is fully subscribed, we expect to pay approximately $231,800 in aggregate consideration in the Offer. As a result, we do not believe the completion of the Offer will have a material effect on our financial condition or results of operations. All purchases we make pursuant to this Offer will be funded from available working capital. Units that are purchased by the Partnership will be cancelled and not be considered as issued or outstanding capital securities of the Partnership.

We were also aware of and considered the following potential adverse effects of the Offer:

     - Tendering Unit holders will cease to participate in any future distributions from the Partnership or in any increases in the value of the Units. A tendering Unit holder will also cease to have voting rights.

     - As indicated above, if as a result of this Offer we become eligible to do so, we intend to terminate our status as a reporting company under the Exchange Act. This may lead to less disclosure to Unit holders, decreased focus on internal control and other financial protections, and fewer regulatory protections for Unit holders.

     - After termination of our status as a reporting company, we will no longer be required to file periodic reports with the SEC. As a result, it may be difficult for our remaining Unit holders to receive timely information concerning the development of our business, our financial condition or results of operations.

OUR POSITION AS TO THE FAIRNESS OF THE OFFER

We established the Offer price of $122 per Unit based on our belief that the Offer is fair to the eligible Unit holders after considering the following factors:

     -    The Offer is voluntary.

     - The Offer provides an opportunity for certain Unit holders who no longer wish to be Unit holders to dispose of their Units.

     -    There is no trading market for the Units.

     - The price of $122 per Unit was calculated based on the estimated liquidation value of the Partnership. (See "Determination of the Offering Price" below.)

     - Our Agreement of Limited Partnership, as amended (the "Partnership Agreement"), contains terms that may prevent the ability of third parties to purchase Units. Section 16.1 of the Partnership Agreement provides that no Unit holder may sell all or any portion of his or her Units without the consent of both general partners. Section 16.2 of the Partnership Agreement grants the Partnership a "right of first refusal" if any Unit holder receives a bona fide offer to buy such holder's Units.

     - The application of the Sarbanes-Oxley Act of 2002 to us has resulted and will result in additional costs and compliance burdens for us.

     -    Our net book value per Unit was $91.69 as of December 31, 2005.

In reaching their determination that the Offer is fair to eligible Unit holders, we considered all factors as a whole and did not assign specific weights to particular factors. None of the factors that we considered led us to believe that the Offer is unfair to the eligible Unit holders.

Because of the voluntary nature of the Offer, the lack of an alternative market for the Units, the restrictions on transfer and rights of first refusal in our Partnership Agreement, and the fact that each eligible Unit holder is a minority holder, we considered the Offer fair even though the Partnership may have a higher going concern value than offered to the Unit holders. The Offer does not involve a merger, sale of all outstanding Units or a sale of substantially all of the assets of the Partnership, scenarios under which such other values may be more appropriate.

The Offer was approved unanimously by both general partners, who did not believe it was necessary to retain an unaffiliated representative to act solely on the behalf of our unaffiliated Unit holders for purposes of negotiating the terms of the Offer or to prepare any report, opinion or appraisal relating to the consideration or the fairness of the consideration to be offered pursuant to the Offer or relating to the fairness of the transaction to the Partnership or any Unit holder due to the unique circumstances faced by the Partnership.

Neither Illinois law nor the Partnership Agreement requires that Unit holders approve the Offer.

DETERMINATION OF THE OFFERING PRICE

The price of $122 per Unit was calculated based on: (i) the estimated liquidation value of the Partnership on a per-Unit basis as of December 31, 2005, which was $124 per Unit, less (ii) the $2 per Unit special distribution made on April 10, 2006. To arrive at the liquidation value per Unit as of December 31, 2005, M & J Wilkow, Ltd. (an affiliate of the Partnership) completed an internal valuation of all of the assets owned directly or indirectly by the Partnership, a copy of which is incorporated in the Consolidated Book and Liquidation Value Balance Sheets at December 31, 2005, which is attached hereto as Exhibit A. The estimates used in this internal valuation have not materially changed since December 31, 2005. As specifically noted in the exhibit, the valuation of underlying assets was generally based on an Income Capitalization Approach using a direct capitalization methodology whereby adjusted budgeted net operating income for calendar year 2006, i.e. gross revenues less operating expenses, less a reserve (the amount of which varies depending upon the extent of anticipated capital expenditures) was capitalized. The selection of an appropriate capitalization rate involves consideration of recent market transactions, prevailing interest rate levels and the risks inherent in the asset. Asset acquired during calendar year 2005, however, have been valued at cost, and the value of the Partnership's interest in single purpose ownership entities that sold their respective assets in 2005 are based on the Partnership's proportionate interest in any existing net cash reserves, pending an orderly dissolution of the ownership entity.

Once the gross asset value was estimated, M & J Wilkow, Ltd. deducted (a) mortgage debt; (b) other liabilities, e.g. accrued expenses such as real estate taxes, utility costs, insurance premiums that would typically be the subject of a proration statement at closing; and (c) estimated closing costs which are generally assumed to equal 2% of the assumed sale price, thereby estimating the amount of net proceeds that would be available for distribution to the Partnership if all of the assets were liquidated at one time. The resulting amount was then divided by the number of units outstanding to arrive at an estimated liquidation value per Unit. The liquidation value of the Partnership is an estimate only, as the Partnership may realize a greater or lower value for its assets upon liquidation than the estimated value.

NO RECOMMENDATION

WE ARE NOT MAKING ANY RECOMMENDATION REGARDING WHETHER YOU SHOULD ACCEPT THIS OFFER AND TENDER YOUR UNITS. ACCORDINGLY, YOU MUST MAKE YOUR OWN DETERMINATION AS TO WHETHER TO TENDER YOUR UNITS FOR PURCHASE.

                               TERMS OF THE OFFER

GENERAL

We are offering to purchase for cash all, but not less than all, of the Units held by each Unit holder who holds 50 or fewer Units as of the close of business on the Record Date. As of the record date, 1,900 Units were held by Unit holders eligible to participate in the Offer.

Properly tendered and accepted Units will be purchased at a price of $122 per Unit. A proper tender will include delivery of a properly executed letter of transmittal to us and any required attachments. Payment for properly tendered Units will be made promptly following the effective date of October 1, 2006 (as it may be extended), without interest.

Participation in the Offer is entirely voluntary. You may choose to continue to hold your Units and retain your rights as a Unit holder. If you elect to tender Units, you must tender all of your Units. Once you elect to tender all your Units, you cannot withdraw your tendered Units unless we materially amend the terms of the Offer. We will not accept any alternative, conditional or contingent tenders.

Because the Offer is being made only to Unit holders who hold 50 or fewer Units, the Offer constitutes an "odd-lot tender offer" and is being conducted pursuant to Rule 13e-4(h)(5) under the Exchange Act. In addition, because we expect to terminate our status as a reporting company under the Exchange Act following completion of the Offer, the Offer constitutes a "going-private transaction" and is being conducted in compliance with Rule 13e-3 under the Exchange Act.

CONDITIONS OF THE OFFER

The Offer is conditioned upon our receipt of tenders of Units from a sufficient number of Unit Holders to cause the Units to be held of record by fewer than 300 persons. This condition may be waived in our sole discretion.

EXPIRATION, EXTENSION, AND AMENDMENT OF THE OFFER

This Offer will expire on September 29, 2006, unless extended to a later date at our discretion. Your Offer documents must be received by us no later than 5:00 p.m., Chicago time, on the Expiration Date, or on any date thereafter to which the Offer is extended. We reserve the right, in our sole discretion and at any time or from time to time to extend the period of time during which our Offer is open by giving you an oral or written notice of the extension of the Expiration Date. We will notify you by public announcement, including by press release or other means intended to notify all Unit holders, within a reasonable period following any decision to extend the Offer period. There can be no assurance, however, that we will exercise our right to extend the Offer. During any extension, all shares previously tendered will remain subject to the Offer, except if there is a material modification to the Offer. Any extension will be issued no later than 9:00 a.m. Eastern Standard Time on the next business day after the previously scheduled Expiration Date. We will make the necessary filings for the extension as required by the SEC.

Material changes to information previously provided to Unit Holders in this Offer to Purchase will be disseminated to Unit Holders in compliance with the rules promulgated by the SEC.

EFFECTIVE DATE

Assuming the conditions to the offer are satisfied and the Offer is not extended, tendered Units will be transferred to the Partnership effective as of October 1, 2006. Unit holders who tender their Units will be eligible to receive any distributions declared by the Partnership with a record date of September 30, 2006, or sooner. In the event that the Offer is extended, the effective date of the offer will be similarly extended.

PROCEDURE FOR TENDERING UNITS

If you wish to tender Units, you should complete and sign the enclosed letter of transmittal according to its instructions and mail or deliver it (together with all required attachments) in the enclosed envelope to us at the address on the cover page of this Offer to Purchase prior to 5:00 p.m., Chicago time, on the Expiration Date.

The method of delivery of all documents, including the letter of transmittal, is at the election and risk of the tendering Unit holder. In all cases, sufficient time should be allowed to assure timely delivery of documents.

REJECTION; DETERMINATION OF VALIDITY

We reserve the right to reject any or all tenders of Units that we determine are not in proper form or that do not constitute all of the Units held by the tendering holder. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Units or any particular Unit holder. All questions as to the number of Units to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units will be determined by us, and our determination will be final and binding on all parties.

REPRESENTATIONS OF TENDERING UNIT HOLDERS

A tender of Units by you will be treated as a representation by you that (i) you are tendering all of your Units and (ii) are the owner of tendered Units free and clear of any liens or other encumbrances and have the authority to sell the tendered Units to us. You must also agree to complete any additional documents that we request in order to complete the sale of your Units to us.

NO DISSENTERS' OR APPRAISAL RIGHTS

Under applicable Illinois law, Unit holders are not entitled to exercise dissenters' or appraisal rights in connection with the Offer. We have not granted any Unit holder any voting, appraisal or dissenters' rights in connection with the Offer.

NO UNIT HOLDER VOTE

The Offer is not subject to Unit holder vote.

NO WITHDRAWAL RIGHTS

Once you tender your Units, you may not withdraw them from the Offer unless we materially amend the terms of the Offer.

PURCHASE AND PAYMENT

Promptly following the effective date of October 1, 2006 (as it may be extended), subject to the terms and conditions of the Offer, we will accept for payment and pay for Units properly tendered before the Expiration Date. When we accept your tender of Units, we will promptly send payment for the Units to you. We will not pay interest on the purchase price to be paid regardless of any delay in making payment.

                      OTHER INFORMATION REGARDING THE OFFER

SOURCE AND AMOUNT OF FUNDS

Assuming the Offer is fully subscribed, the total cost to us of purchasing Units in the Offer would be approximately $231,800. This amount does not include our expenses associated with the Offer, which are described below under "Fees and Expenses."

We intend to pay for all validly tendered Units, as well as for the costs and expenses of this Offer, with available working capital.

FEES AND EXPENSES

The Partnership will be responsible for paying all expenses associated with the Offer. We currently estimate that our total expenses associated with the Offer will be $42,500, consisting of the following:

Legal Fees                 $40,000
Printing and Mailing       $ 1,500
SEC Filing Fees            $    25
Miscellaneous              $   975
Total Estimated Expenses   $42,500

Tenders may be solicited by general partners, officers and employees of the Partnership in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Units pursuant to this Offer.

FEDERAL INCOME TAX CONSIDERATIONS

In general, if you tender your Units pursuant to this Offer, your receipt of cash in exchange for your Units will be a taxable transaction for U.S. federal income tax purposes. Upon the exchange of your Units, you will generally recognize gain or loss equal to the difference between the amount of cash received (together with an amount equal to any reduction in your share of Partnership liabilities that is treated as a distribution of money under Section 752 of the Internal Revenue Code of 1986, as amended (the "Code")) and your tax basis in the Units tendered. Accordingly, it is possible that the amount of gain recognized in connection with the exchange of your Units may exceed the amount of cash you receive.

Assuming you hold your Units as a capital asset, gain or loss recognized upon their exchange will generally be treated as capital gain or loss. Any capital gain or loss will generally constitute a long-term capital gain or loss if the holding period for your Units is greater than one year as of the date of the exchange and a short-term capital gain or loss if the holding period is one year or less as of the date of exchange. However, to the extent that you receive cash (or are deemed to receive cash, under Section 752 of the Code, due to a reduction in your share of Partnership liabilities) in exchange for your interest in "unrealized receivables" or "substantially appreciated inventory items" (as defined in Section 751 of the Code) ("Section 751 Property") of the Partnership, then, prior to computing the amount of your gain or loss as described in the preceding paragraph, you will be treated as having received a distribution of your interest in such Section 751 Property, and then as having sold such Section 751 Property to the Partnership (as constituted after the redemption of your Units) in exchange for the amount of money treated as distributed to you in exchange for your interest in such Section 751 Property of the Partnership. For this purpose unrealized receivables include, to the extent not previously included in Partnership income, amounts that would be subject to recapture as ordinary income if the Partnership had sold its assets at their fair market value at the time of the exchange of the Units (including, but not limited to, certain types of depreciation recapture pursuant to Sections 1245 and 1250 of the Code). You will realize ordinary income or loss on any such deemed sale by you of Section 751 Property to the Partnership, and the amount of your income or loss will be measured by the difference between (1) the amount of money that you are treated as receiving in exchange for your interest in Section 751 Property of the Partnership and (2) your adjusted basis for the Section 751 Property deemed relinquished in the exchange (as determined pursuant to Section 732 of the Code).

The foregoing discussion does not address various tax rules that may apply if you are subject to special tax treatment, such as if you are a foreign person or you do not hold your Units as a capital asset. The Partnership is required to withhold a portion of the amount realized by foreign persons upon the exchange of Units and, accordingly, will withhold such amounts unless you certify (by executing the accompanying FIRPTA certificate) that you are a non-foreign person. Please consult with your personal tax advisor with respect to the particular federal, state, and local tax consequences to you as a result of tendering Units in light of your own particular circumstances.

The Partnership will not incur any federal income tax liability as a direct result of the completion of the Offer.

INTENTIONS OF INSIDERS

None of the Partnership's general partners, executive officers or affiliates is eligible to participate in the Offer and, accordingly, will not tender any Units in the Offer. None of the Partnership's general partners, executive officers or affiliates is authorized to make a recommendation either in support of or opposition to the Offer.

                        INFORMATION ABOUT THE PARTNERSHIP

THE PARTNERSHIP

The name of the Partnership is First Wilkow Venture, an Illinois limited partnership. The address and telephone number of the Partnership's principal executive offices is 180 N. Michigan, Suite 200, Chicago, Illinois 60601, (312) 726-9622.

THE UNITS

As July 1, 2006, there were 162,708 Units outstanding. The Units are not traded on a national or regional securities exchange and are not quoted on any quotation service and no public market exists for our stock. Unit holders may not sell, transfer, bequeath or assign their Units except to the Partnership.

GENERAL PARTNERS

Marc R. Wilkow and Clifton J. Wilkow are the general partners and executive officers of the Partnership, and their business address and phone numbers are the same as the Partnership's.

Marc R. Wilkow and Clifton J. Wilkow have each been engaged in real estate activities for over 30 years as officers of M & J Wilkow, Ltd., a closely held corporation, and certain affiliated companies which have been involved (through their predecessors in interest) in the acquisition, sale, development, leasing, operation, brokerage and management of real estate since 1939. Both are United States citizens.

Marc R. Wilkow is 56 years old and has been in the real estate management and investment business since 1977. He is principally involved in the Partnership's capital events, such as acquisitions, refinancings and dispositions, as well as administrative matters. He is also a lawyer and the sole stockholder of the law firm of Wilkow & Wilkow, P.C.

Clifton J. Wilkow is 53 years old and is Marc's brother. He has been involved in the business of the Partnership since 1976, principally with day-to-day operations and the supervision of leasing activity.

No general partner has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and no general partner was a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

RELATED PARTY TRANSACTIONS

Wilkow & Wilkow, P.C., a professional corporation owned by one of the general partners, acting in its capacity as attorney and general counsel for the Partnership, was involved with the Partnership in certain transactions. In addition both Marc R. Wilkow and Clifton J. Wilkow are parties to the Partnership Agreement.

DISTRIBUTION INFORMATION

The Partnership made distributions to Unit holders during the past two years as follows:

                    AGGREGATE    AMOUNT
DATE                 AMOUNT     PER UNIT
----               ----------   --------
July 10, 2004      $  188,007     $1.10
October 10, 2004      188,007      1.10
January 10, 2005    1,042,588      6.10
April 10, 2005      1,068,225      6.25
July 10, 2005         206,440      1.25
October 10, 2005      204,402      1.25
January 10, 2006      203,733      1.25
April 10, 2006        537,853      3.30
July 10, 2006         211,520      1.30

PRIOR UNIT PURCHASES

During the second quarter of 2005, 4,963 Units were redeemed by the Partnership in a number of private transactions at a redemption price of $84 per unit, resulting in an aggregate redemption price paid by the Partnership of $416,892.

During the third quarter of 2005, 2,430 Units were redeemed by the Partnership in a number of private transactions at a redemption price of $84 per unit, resulting in an aggregate redemption price paid by the Partnership of $204,120.

During the fourth quarter of 2005, 537 Units were redeemed by the Partnership in a number of private transactions at a redemption price of $84 per unit, resulting in an aggregate redemption price paid by the Partnership of $45,108.

During the second quarter of 2006, 278 Units were redeemed by the Partnership in a private transaction at a redemption price of $85 per Unit, resulting in an aggregate redemption price paid by the Partnership of $23,630.

RECENT TRANSACTIONS, NEGOTIATIONS AND CONTACTS

Except for the Mackenzie Patterson Fuller tender offer described in "Special Factors--Alternative Transactions" above and the purchases by the Partnership of Units described in "Prior Unit Purchases" above, during the last two years, we have not been engaged in any negotiations, transactions or material contacts concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any of our securities, election of Partnership management or sale or other transfer of a material amount of our assets.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

Before making a decision to tender your Units, you should read the financial information appearing below, as well as the financial statements and accompanying notes incorporated by reference into this Offer to Purchase. For information on how to obtain the financial information incorporated by reference, see "Where You Can Find Additional Information."

The following summary financial information is derived from our audited consolidated financial statements for the years ended December 31, 2005 and 2004, and our unaudited condensed consolidated financial statements for the three months ended March 31, 2006 and 2005. In the opinion of our management, these unaudited consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of these financial statements. Historical results are not necessarily indicative of the results that may be expected in the future.

                              FIRST WILKOW VENTURE
                             (A LIMITED PARTNERSHIP)
                           CONSOLIDATED BALANCE SHEET

                                           March 31,
                                              2006      December 31,   December 31,
                                          (Unaudited)       2005           2004
                                          -----------   ------------   ------------
                                       ASSETS

REAL ESTATE AND INVESTMENTS IN REAL ESTATE PARTNERSHIPS

Real Estate:
   Land                                   $ 4,030,069    $ 4,030,069    $ 4,030,069
   Buildings and Improvements              36,979,224     36,234,771     33,052,041
   Fixtures and Equipment                      23,511         23,511         23,511
                                          -----------    -----------    -----------
      Total                                41,032,804     40,288,351     37,105,621
   Less-Accumulated Depreciation           15,502,501     15,201,137     14,360,780
                                          -----------    -----------    -----------
      Net Real Estate                      25,530,303     25,087,214     22,744,841
Investments in Real Estate Partnerships     3,338,018      3,399,869      5,060,888
                                          -----------    -----------    -----------
      Total                                28,868,321     28,487,083     27,805,729
                                          -----------    -----------    -----------
LOANS RECEIVABLE                               86,963         86,963         86,963
                                          -----------    -----------    -----------
OTHER ASSETS
   Cash and Cash Equivalents                5,944,282      5,271,107      9,863,712
   Certificates of Deposit - Restricted             0        250,000        250,000
   Receivables and Prepaid Expenses         1,155,354      1,161,729      1,193,922
   Deposits                                   819,988      1,070,346        893,892
   Deferred Charges                         1,702,984      1,445,438      1,345,651
                                          -----------    -----------    -----------
      Total                                 9,622,608      9,198,620     13,547,177
                                          -----------    -----------    -----------
      TOTAL ASSETS                        $38,577,892    $37,772,666    $41,439,869
                                          ===========    ===========    ===========

                         LIABILITIES AND PARTNERS' CAPITAL

MORTGAGES PAYABLE                         $20,200,273    $19,472,016    $19,638,439
                                          -----------    -----------    -----------
OTHER LIABILITIES
   Accounts Payable & Accrued Expenses         68,606        164,525         95,758
   Accrued Property Taxes                   1,075,405      1,330,033      1,297,188
   Deferred State Income Taxes                128,000        128,000        170,000
   Security Deposits and Prepaid Rent         511,653        414,622        856,963
                                          -----------    -----------    -----------
      Total                                 1,783,664      2,037,180      2,419,909
                                          -----------    -----------    -----------
MINORITY INTEREST                           1,608,538      1,318,958      3,137,378
                                          -----------    -----------    -----------
PARTNERS' CAPITAL                          14,985,417     14,944,512     16,244,143
                                          -----------    -----------    -----------
      TOTAL LIABILITIES AND PARTNERS'
        CAPITAL                           $38,577,892    $37,772,666    $41,439,869
                                          ===========    ===========    ===========
BOOK VALUE PER UNIT                       $     91.94    $     91.69    $     95.03
                                          ===========    ===========    ===========

                              FIRST WILKOW VENTURE
                      CONSOLIDATED STATEMENT OF OPERATIONS
                 THREE MONTHS ENDED MARCH 31, 2006 AND 2005 AND
                 TWELVE MONTHS ENDED DECEMBER 31, 2005 AND 2004

                                                       Three Months   Three Months   Twelve Months   Twelve Months
                                                        Ended March    Ended March     Ended Dec.      Ended Dec.
                                                         31, 2006       31, 2005        31, 2005        31, 2004
                                                       ------------   ------------   -------------   -------------
REVENUES
   Rental Income                                        $1,805,854     $1,946,744      $8,052,653     $ 8,375,821
   Interest Income                                          56,783         47,815         218,226         120,296
   Gain on disposal of real estate and other revenue        83,187          5,864         119,925         151,234
                                                        ----------     ----------      ----------     -----------
                                                         1,945,824      2,000,423       8,390,804       8,647,351
                                                        ----------     ----------      ----------     -----------
PARTNERSHIP INVESTMENTS' INCOME
   Share of Net Income                                     666,658         60,643       2,031,436       5,056,986
                                                        ----------     ----------      ----------     -----------
EXPENSES
   Operating Expenses                                    1,012,975        877,229       4,137,910       4,340,605
   Real Estate Taxes                                       325,015        308,052       1,324,139       1,255,043
   Depreciation and Amortization                           374,537        320,922       1,276,562       1,251,479
   Interest Expense                                        364,225        322,295       1,381,154       1,552,783
   General and Administrative                                1,510         11,482         135,131         112,261
                                                        ----------     ----------      ----------     -----------
                                                         2,078,262      1,839,980       8,254,896       8,512,171
                                                        ----------     ----------      ----------     -----------
INCOME BEFORE MINORITY INTEREST                            534,220        221,086       2,167,344       5,192,166

MINORITY INTEREST IN SUBSIDIARIES'
      NET INCOME                                          (289,580)       (21,161)       (279,196)     (1,134,155)
                                                        ----------     ----------      ----------     -----------
NET INCOME                                              $  244,640     $  199,925      $1,888,148     $ 4,058,011
                                                        ==========     ==========      ==========     ===========
NET INCOME PER UNIT                                     $     1.50     $     1.17      $    11.58     $     23.74
                                                        ==========     ==========      ==========     ===========

                              FIRST WILKOW VENTURE
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                 THREE MONTHS ENDED MARCH 31, 2006 AND 2005 AND
                 TWELVE MONTHS ENDED DECEMBER 31, 2005 AND 2004

                                                          Three Months Ended         Twelve Months Ended
                                                               March 31,                 December 31,
                                                       ------------------------   -------------------------
                                                          2006          2005          2005          2004
                                                       ----------   -----------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income                                             $  244,640   $   199,925   $ 1,888,148   $ 4,058,011

Noncash Items Included in Net Income:
   Depreciation and Amortization                          374,537       320,922     1,276,562     1,251,479
   Income allocated to minority interests                 289,580        21,161             0             0
   Share of Partnership Investments' Net Income          (666,658)      (60,643)   (2,031,436)   (5,056,986)
   Deferred state income taxes                                  0             0       (42,000)            0
   (Increase) Decrease in operating assets:
      Receivables and Prepaid Expenses                      6,375        78,843        32,193      (312,833)
      Deposits                                            250,358       194,518      (176,454)      126,439
   (Decrease) Increase in operating liabilities:
      Accounts Payable and Accrued Expenses               (95,919)      120,491        68,767      (250,034)
      Accrued Property Taxes                             (254,628)     (258,994)       32,845        (4,808)
      Security Deposits and Prepaid Rent                   97,031      (251,953)     (442,341)      350,223
                                                       ----------   -----------   -----------   -----------
Net Cash Provided by Operating Activities                 245,316       364,270       606,284       161,491
                                                       ----------   -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES
   Decrease in Restricted Cash                            250,000             0             0             0
   Investment in partnerships                                   0             0      (587,740)     (697,747)
   Partnership Investment Draws                           728,509       106,879     4,280,195     7,935,687
   Investment in Land and Buildings                      (744,453)     (345,787)   (3,363,001)   (1,709,278)
   Decrease in Minority Interest                                0    (1,054,246)   (1,818,420)      (14,063)
   Investment in Deferred Charges                        (330,719)      (23,880)     (355,721)     (408,891)
                                                       ----------   -----------   -----------   -----------
Net Cash Provided (Used) by Investing Activities          (96,663)   (1,317,034)   (1,844,687)    5,105,708
                                                       ----------   -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES
   Cash Distributions to Partners                        (203,735)   (1,042,591)   (2,521,659)   (1,128,045)
   Proceeds from Mortgage Financing                       774,423             0             0       346,144
   Redemption of Limited Partnership Units                      0             0      (666,120)            0
   Mortgage Principal Payments                            (46,166)      (43,182)     (166,423)   (1,223,946)
                                                       ----------   -----------   -----------   -----------
Net Cash Provided (Used) by Financing Activities          524,522    (1,085,773)   (3,354,202)   (2,005,847)
                                                       ----------   -----------   -----------   -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS      673,175    (2,038,537)   (4,592,605)    3,261,352
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD         5,271,107     9,863,712     9,863,712     6,602,360
                                                       ----------   -----------   -----------   -----------
CASH AND CASH EQUIVALENTS - END OF PERIOD              $5,944,282   $ 7,825,175   $ 5,271,107   $ 9,863,712
                                                       ==========   ===========   ===========   ===========

                              FIRST WILKOW VENTURE
                  PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES
                 THREE MONTHS ENDED MARCH 31, 2006 AND 2005 AND
                 TWELVE MONTHS ENDED DECEMBER 31, 2005 AND 2004

                                                        Three Months Ended      Twelve Months Ended
                                                             March 31,              December 31,
                                                       --------------------   -----------------------
                                                          2006       2005        2005         2004
                                                       ---------   --------   ----------   ----------
EARNINGS FROM CONTINUING OPERATIONS BEFORE FIXED
   CHARGES

Income (Loss) from continuing operations before
   income taxes, minority interest and income/loss
   from joint ventures                                 ($103,280)  $188,115   $  599,935   $  732,493
Distributed income of equity investees                   696,851     29,375    1,129,514    2,578,983
                                                       ---------   --------   ----------   ----------
Adjusted pre-tax earnings from continuing operations     593,571    217,490    1,729,449    3,311,476
Fixed charges less capitalized interest                  380,822    338,892    1,397,751    1,569,380
                                                       ---------   --------   ----------   ----------
Earnings from continuing operations before fixed
   charges                                               974,393    556,382    3,127,200    4,880,856
                                                       =========   ========   ==========   ==========
FIXED CHARGES
Interest expenses, net of capitalized interest           364,225    322,295    1,381,154    1,552,783
Capitalized interest                                           0          0            0            0
Portion of rentals representative of interest factor      16,597     16,597       16,597       16,597
                                                       ---------   --------   ----------   ----------
Total Fixed Charges                                      380,822    338,892    1,397,751    1,569,380
                                                       =========   ========   ==========   ==========
Ratio of earnings to fixed charges                          2.56       1.64         2.24         3.11
                                                       =========   ========   ==========   ==========

PRO FORMA FINANCIAL INFORMATION

Set forth below are pro forma financial statements of the Partnership as of December 31, 2005 and March 31, 2006, assuming that the Offer had been completed and fully subscribed as of such dates.

Our net book value per Unit was $91.69 at December 31, 2005, and $91.94 at March 31, 2006. If the Offer had been completed as of December 31, 2005, and fully subscribed, the net book value of the remaining Units would have been approximately $91.33 per Unit, a decrease of $0.36 per Unit. If the Offer had been completed as of March 31, 2006, and fully subscribed, the net book value of the remaining Units would have been approximately $91.59 per Unit, a decrease of $0.35 per Unit.

Our net earnings per Unit were $11.58 for the year ended December 31, 2005, and $1.50 for the three months ended March 31, 2006. If the Offer had been completed as of December 31, 2005, and fully subscribed, the net earnings per remaining Unit would have been approximately $11.72, an increase of $0.14 per Unit. If the Offer had been completed as of March 31, 2006, and fully subscribed, the net earnings per remaining Unit would have been approximately $1.52, an increase of $0.02 per Unit.

                              FIRST WILKOW VENTURE
                            (A LIMITED PARTNERSHIP)
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                                          March 31, 2006   December 31, 2005
                                                          --------------   -----------------
                                           ASSETS

REAL ESTATE AND INVESTMENTS IN REAL ESTATE PARTNERSHIPS
Real Estate:
   Land                                                     $ 4,030,069       $ 4,030,069
   Buildings and Improvements                                36,979,224        36,234,771
   Fixtures and Equipment                                        23,511            23,511
                                                            -----------       -----------
      Total                                                  41,032,804        40,288,351
   Less-Accumulated Depreciation                             15,502,501        15,201,137
                                                            -----------       -----------
      Net Real Estate                                        25,530,303        25,087,214
Investments in Real Estate Partnerships                       3,338,018         3,399,869
                                                            -----------       -----------
      Total                                                  28,868,321        28,487,083
                                                            -----------       -----------
LOANS RECEIVABLE                                                 86,963            86,963
                                                            -----------       -----------
OTHER ASSETS
   Cash and Cash Equivalents                                  5,712,482         5,039,307
   Certificates of Deposit - Restricted                               0           250,000
   Receivables and Prepaid Expenses                           1,155,354         1,161,729
   Deposits                                                     819,988         1,070,346
   Deferred Charges                                           1,702,984         1,445,438
                                                            -----------       -----------
      Total                                                   9,390,808         8,966,820
                                                            -----------       -----------
      TOTAL ASSETS                                          $38,346,092       $37,540,866
                                                            ===========       ===========

                              LIABILITIES AND PARTNERS' CAPITAL

MORTGAGES PAYABLE                                           $20,200,273       $19,472,016
                                                            -----------       -----------
OTHER LIABILITIES
   Accounts Payable & Accrued Expenses                           68,606           164,525
   Accrued Property Taxes                                     1,075,405         1,330,033
   Deferred State Income Taxes                                  128,000           128,000
   Security Deposits and Prepaid Rent                           511,653           414,622
                                                            -----------       -----------
      Total                                                   1,783,664         2,037,180
                                                            -----------       -----------
MINORITY INTEREST                                             1,608,538         1,318,958
                                                            -----------       -----------
PARTNERS' CAPITAL                                            14,753,617        14,712,712
                                                            -----------       -----------
      TOTAL LIABILITIES AND PARTNERS' CAPITAL               $38,346,092       $37,540,866
                                                            ===========       ===========
BOOK VALUE PER UNIT                                         $     91.59       $     91.33
                                                            ===========       ===========

                              FIRST WILKOW VENTURE
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     THREE MONTHS ENDED MARCH 31, 2006 AND
                     TWELVE MONTHS ENDED DECEMBER 31, 2005

                                                       Three Months    Twelve Months
                                                        Ended March   Ended Dec. 31,
                                                         31, 2006          2005
                                                       ------------   --------------
REVENUES
   Rental Income                                        $1,805,854      $8,052,653
   Interest Income                                          56,783         218,226
   Gain on disposal of real estate and other revenue        83,187         119,925
                                                        ----------      ----------
                                                         1,945,824       8,390,804
                                                        ----------      ----------
PARTNERSHIP INVESTMENTS' INCOME
   Share of Net Income                                     666,658       2,031,436
                                                        ----------      ----------
EXPENSES
   Operating Expenses                                    1,012,975       4,137,910
   Real Estate Taxes                                       325,015       1,324,139
   Depreciation and Amortization                           374,537       1,276,562
   Interest Expense                                        364,225       1,381,154
   General and Administrative                                1,510         135,131
                                                        ----------      ----------
                                                         2,078,262       8,254,896
                                                        ----------      ----------
INCOME BEFORE MINORITY INTEREST                            534,220       2,167,344
MINORITY INTEREST IN SUBSIDIARIES'
   NET INCOME                                             (289,580)       (279,196)
                                                        ----------      ----------
NET INCOME                                              $  244,640      $1,888,148
                                                        ==========      ==========
NET INCOME PER UNIT                                     $     1.52      $    11.72
                                                        ==========      ==========

                              FIRST WILKOW VENTURE
                  PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES
                     THREE MONTHS ENDED MARCH 31, 2006 AND
                     TWELVE MONTHS ENDED DECEMBER 31, 2005

                                                                  Three Months    Twelve Months
                                                                   Ended March   Ended Dec. 31,
                                                                    31, 2006          2005
                                                                  ------------   --------------
EARNINGS FROM CONTINUING OPERATIONS BEFORE FIXED CHARGES
Income (Loss) from continuing operations before income
   taxes, minority interest and income/loss from joint ventures    ($103,280)      $  599,935
Distributed income of equity investees                               696,851        1,129,514
                                                                   ---------       ----------
Adjusted pre-tax earnings from continuing operations                 593,571        1,729,449
Fixed charges less capitalized interest                              380,822        1,397,751
                                                                   ---------       ----------
Earnings from continuing operations before fixed charges             974,393        3,127,200
                                                                   =========       ==========
FIXED CHARGES
Interest expenses, net of capitalized interest                       364,225        1,381,154
Capitalized interest                                                       0                0
Portion of rentals representative of interest factor                  16,597           16,597
                                                                   ---------       ----------
Total Fixed Charges                                                  380,822        1,397,751
                                                                   =========       ==========
Ratio of earnings to fixed charges                                      2.56             2.24
                                                                   =========       ==========

UNIT OWNERSHIP OF THE GENERAL PARTNERS

The following table shows the amount of Units beneficially owned as of July 1, 2006, by Marc R. Wilkow and Clifton J. Wilkow (who are the only general partners and executive officers of the Partnership) and each of their associates and wholly owned subsidiaries. Beneficial ownership includes Units currently owned, and Units that a person has a right to vote or transfer, and any Units that a person has a right to acquire within 60 days. Except as noted below, each holder has sole voting and investment power with respect to Units listed as owned.

Holder                                 Number of Units   Percentage of Units
------                                 ---------------   -------------------
Marc R. Wilkow Revocable Trust               3,773               2.32%
180 North Michigan Avenue, Suite 200
Chicago, Illinois 60601
(312) 726-9622

Clifton J. Wilkow Revocable Trust            5,418               3.33%
180 North Michigan Avenue, Suite 200
Chicago, Illinois 60601
(312) 726-9622

Gisa W. Slonim Irrevocable Trust            11,779               7.24%
180 North Michigan Avenue, Suite 200
Chicago, Illinois 60601
(312) 726-9622

Gregg J. Wilkow Trust #2                     1,916               1.18%
180 North Michigan Avenue, Suite 200
Chicago, Illinois 60601
(312) 726-9622

E. Jordan Wilkow Trust #2                    1,916               1.18%
180 North Michigan Avenue, Suite 200
Chicago, Illinois 60601
(312) 726-9622

Brett M. Wilkow Trust #2                     1,916               1.18%
180 North Michigan Avenue, Suite 200
Chicago, Illinois 60601
(312) 726-9622

Brenda M. Wilkow Revocable Trust             1,105               0.68%
180 North Michigan Avenue, Suite 200
Chicago, Illinois 60601
(312) 726-9622

William W. Wilkow Marital Trust             18,427              11.33%
180 North Michigan Avenue, Suite 200
Chicago, Illinois 60601
(312) 726-9622

MJW Investments, Ltd.                          200               0.12%
180 North Michigan Avenue, Suite 200
Chicago, Illinois 60601
(312) 726-9622

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a Transaction Statement on Schedule 13E-3 with the SEC relating to the Offer. You may read and copy this or any other report or information that we file with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC's Public Reference Section. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room in Washington, D.C. and other locations. Our filings are also available to the public through the SEC's web site at http://www.sec.gov.

The SEC allows us to incorporate by reference into this Offer to Purchase information contained in our annual, quarterly and current reports. This means that we can disclose this information to you by referring you to other documents that we have previously filed separately with the SEC. The information incorporated by reference is considered to be a part of this Offer to Purchase, except for any information that is modified or superseded by information contained in this Offer to Purchase or any other subsequently filed document.

The financial information incorporated by reference is an important part of this Offer to Purchase and we urge all eligible Unit holders to read this financial information in its entirety before tendering their Units.

The following documents have been filed by us with the SEC and are incorporated by reference into this Offer to Purchase:

     1. Annual Report on Form 10-K for the fiscal year ended December 31, 2004; and

     2. Annual Report on Form 10-K for the fiscal year ended December 31, 2005; and

     3.   Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;
          and

We incorporate by reference any additional documents that we may file with the SEC under Sections 13(a), 13(c) or 15(d) of the Exchange Act, after the date of this Offer to Purchase and prior to the expiration of the Offer, or any extension thereof.

The information contained in this Offer to Purchase, as well as any report or information we file with the SEC, is only current as of the date of that information. Our business, financial condition, results of operations and prospects may have changed since that date.

The documents containing information incorporated by reference into this Offer to Purchase are available without exhibits unless exhibits are also incorporated by reference, without charge upon request to the Partnership. Any documents so requested will be mailed to you by first class mail, or another equally prompt means, within one business day after your request is received.

Additional copies of this Offer to Purchase, the letter of transmittal or other Offer materials may also be obtained by contacting the Partnership by mail, telephone or e-mail as follows:

     First Wilkow Venture
     180 North Michigan Avenue, Suite 200
     Chicago, Illinois 60601
     (312) 726-9622

                                    EXHIBIT A

                              FIRST WILKOW VENTURE

                              CONSOLIDATED BOOK AND
                        LIQUIDATION VALUE BALANCE SHEETS

                                DECEMBER 31, 2005

                              FIRST WILKOW VENTURE
                             (a Limited Partnership)
             CONSOLIDATED BOOK AND LIQUIDATION VALUE BALANCE SHEETS
                              At December 31, 2005

                                                                        Liquidation
                                                           Book Value      Value
                                                          -----------   -----------
ASSETS

REAL ESTATE AND INVESTMENT IN REAL ESTATE PARTNERSHIPS
   Real Estate:
      Land                                                $ 2,857,579
      Buildings and improvements                           23,414,577
      Fixtures and equipment                                   23,511
                                                          -----------
         Total                                             26,295,667
      Less accumulated depreciation                        13,314,768
                                                          -----------
   Net Real Estate (Schedule A)                            12,980,899   $18,431,418
   Investments in Real Estate Partnerships (Schedule B)     5,565,368     7,794,951
                                                          -----------   -----------
      Total                                                18,546,267    26,226,369
                                                          -----------   -----------
LOANS RECEIVABLE(Schedule C)                                   86,963        86,963
                                                          -----------   -----------
OTHER ASSETS
   Cash & Cash Equivalents                                  4,671,281     4,671,281
   Receivables                                                617,054       617,054
   Deposits and Prepaid Expenses                              731,885       731,885
   Deferred Charges                                           801,962             0
                                                          -----------   -----------
      Total                                                 6,822,182     6,020,220
                                                          -----------   -----------
      Total Assets                                        $25,455,412   $32,333,552
                                                          ===========   ===========
LIABILITIES AND PARTNERS' CAPITAL

MORTGAGES PAYABLE (Schedule C)                            $10,812,016   $10,812,016

OTHER LIABILITIES
   Accounts payable and accrued expenses                       29,641        29,641
   Accrued property taxes                                     830,213       830,213
   Deferred state income taxes                                128,000       128,000
   Security deposits and prepaid rent                         280,837       280,837
                                                          -----------   -----------
      Total                                                 1,268,691     1,268,691
                                                          -----------   -----------
PARTNERS' CAPITAL (162,986 units)                          13,374,705    20,252,845
                                                          -----------   -----------
                                                            ($82/unit)   ($124/unit)
      Total Liabilities and Partners' Capital             $25,455,412   $32,333,552
                                                          ===========   ===========

                              FIRST WILKOW VENTURE

                                   SCHEDULE A

                                   REAL ESTATE
                              100% OWNED PROPERTIES
                    COMPARING BOOK VALUE TO LIQUIDATION VALUE
                                DECEMBER 31, 2005

                                                                                                             Liquidation Value -
                                                             Book Value                  Cost                  Building & Land
                                                      -----------------------  -----------------------  ----------------------------
Property Description                                     Land       Building      Land       Building   Dec. 31, 2005  Dec. 31, 2004
--------------------                                  ----------  -----------  ----------  -----------  -------------  -------------
180 N. Michigan - 23-story office building
   containing 216,010 net rentable square feet,
   located at Lake St. and Michigan Ave. in downtown
   Chicago, Illinois. The land area comprises
   12,358 sq. ft.                                      1,061,120    7,794,390   1,061,120   17,634,619   12,927,700(a)   12,283,280

Naperville Office Court - 5.5 acres of land with a
   66,405 net rentable square foot, one-story
   office building located in Naperville, Illinois     1,796,459    2,328,930   1,796,459    5,803,469    5,503,718(b)    5,372,952
                                                      ----------  -----------  ----------  -----------  -----------     -----------
      TOTALS                                          $2,857,579  $10,123,320  $2,857,579  $23,438,088  $18,431,418     $17,656,232
                                                      ==========  ===========  ==========  ===========  ===========     ===========
      COMBINED TOTALS                                       $12,980,899              $26,295,667
                                                            ===========              ===========

                              FIRST WILKOW VENTURE

                                   SCHEDULE B

                   COMPARING BOOK VALUE TO LIQUIDATION VALUE
                                DECEMBER 31, 2005

                                                                                      Liquidation Value
                                                                                -----------------------------
Property Description                                   Book Value      Cost     Dec. 31, 2005   Dec. 31, 2004
--------------------                                   ----------   ---------   -------------   -------------
M & J /Clark Street LLC - 577 units representing a
   17.48% interest in M & J /Clark Street LLC, which
   owns a 20.00% interest in 20 South Clark Street,
   LLC, which owns 20 South Clark, an office
   building located in Chicago, Illinois.                 415,779     577,000      218,683(c)       410,247

209 West Jackson LLC - a 71% interest in 209 West
   Jackson LLC which owns an office building located
   in Chicago, Illinois.                                2,165,500   2,165,500    1,341,423(d)       710,158

M & J /Prospect Crossing LP - 530 units representing
   an 11.43% interest in M & J /Prospect Crossing
   LP, which owns Centre at Lake in the Hills, a
   shopping center located in Illinois. The center
   was sold in 2005.                                       55,748      55,748       55,748(e)       606,320

Arlington LLC - 1,506 units representing a 37.65%
   interest in Arlington LLC which owed Annex of
   Arlington Heights, a community center located in
   Arlington Heights, Illinois. The center was sold
   in 2004.                                                     0           0            0(f)       203,874

M & J /NCT Louisville LP - 300 units representing a
   23.72% interest in M & J /NCT Louisville LP which
   has a 10% interest in CMJ/NCT Louisville LLC
   CMJ/NCT Louisville LLC is a 50% owner of NCT
   Louisville LLC, which was formed to acquire
   National City Tower, a 712,533 square foot office
   tower located in Louisville, Kentucky. The office
   tower was sold in 2005.                                 48,613      48,613       48,613(g)       320,700

Wilkow/Retail LP - 3 units representing a .75%
   interest in Wilkow/Retail LP which has a 5.60%
   interest in M & J/Retail LP                              2,799       2,799          927(h)         1,272

L-C Office Partnership IV - 2,434 units representing
   74.69% interest in L-C Office Partnership IV
   which owns 94% of Lake Cook Office
   Development-Building Four LP which has a 57.915%
   interest in DFA Limited Partnership which has a
   10% interest in Dover Farms LP which owns Dover
   Farms Apartments. This section also includes
   .6393 units representing a .64% interest in Lake
   Cook Office Development Building Four LP                 4,274     421,509            0(i)       189,852

Duke Realty Limited Partnership - 50,502 units of
   partnership interest in Duke Realty Limited
   Partnership which are ultimately convertible into
   a corresponding number of Duke Realty Corporation
   ("REIT") common stock shares                           235,654     420,539    1,664,041(j)     1,699,897

                              FIRST WILKOW VENTURE

                                   SCHEDULE B

                    COMPARING BOOK VALUE TO LIQUIDATION VALUE
                                DECEMBER 31, 2005

                                                                                              Liquidation Value
                                                                                        -----------------------------
                    Property Description                       Book Value      Cost     Dec. 31, 2005   Dec. 31, 2004
                    --------------------                       ----------   ---------   -------------   -------------
M & J LaSalle Office Tower LLC - 478 units representing a        478,830      478,000     478,000(k)           n/a
32.00% interest in M & J /LaSalle Office Tower LLC. M & J
/LaSalle Office Tower LLC has an interest in 203 North
LaSalle Street, an office building in downtown Chicago.

M & J /LaSalle Associates - A 0.2262% interest in M & J           50,542      114,481      20,882(l)         8,558
/LaSalle Associates which as a 76.732% interest in North
LaSalle Street Limited Partnership.

Grove Office Buildings
   M & J /Grove - 1,962 units representing a 27.34% interest     285,269    1,029,100     792,648(m)       735,750
   in M & J /Grove Limited Partnership which owns an office
   complex in Wheaton, Illinois.

   Wilkow/Grove - 7 units representing a 3.02% interest in             0            0       3,731(n)         3,500
   Wilkow/Grove Partners LP which has a 3.14% interest in M
   & J /Grove LP.

First Candlewick Associates - 55 units representing an           125,950      116,050     127,435(o)       124,630
11.96% interest in First Candlewick Associates which holds
multiple Partnership and Debenture investments.

Second Wilkow Venture - 197 units representing a 4.89%            64,813       64,813     108,350(p)        91,211
interest in Second Wilkow Venture which holds multiple
Partnership and Debenture investments.

M & J/2121 K Street - 215 units representing a 7.28%              33,385       33,385      33,385(q)       215,000
interest in M & J /2121 K Street, LLC which has a 22%
interest in 2121 K Street LLC, which owns 2121 K Street, an
office building located in Washington, D.C. The office
building was sold in 2005.

M & J/Eden Prairie, LP - 64 units representing a 26.44%                0            0      19,743(r)        21,857
interest in M & J/Eden Prairie, LP which has a 10% interest
in Eden Prairie Retail LLC, which owned the Tower Square
S.C. in Minneapolis, Minnesota. The property was sold in
2004.

                    FIRST WILKOW VENTURE

                         SCHEDULE B

          COMPARING BOOK VALUE TO LIQUIDATION VALUE
                      DECEMBER 31, 2005

                                                                                               Liquidation Value
                                                                                         -----------------------------
                    Property Description                       Book Value      Cost      Dec. 31, 2005   Dec. 31, 2004
                    --------------------                       ----------   ----------   -------------   -------------
Centennial FWV LLC - a 21.17% undivided interest in               774,123      635,000      868,695(s)        837,679
Centennial Village Phase II, a shopping center in Rosewell,
Georgia

M & J/Retail LP - 3,745 units representing a 52.75% interest            0            0    1,108,520(t)      1,539,195
in M & J/Retail LP. M & J/Retail owns partnership interests
in seven additional retail centers.

M & J/Louisville LLC - 250 units representing a 11.26%             45,119       49,119       45,119(u)        324,750
interest in M & J/Louisville LLC which has a 33.33% interest in NW Acquisition Company LLC which has a 90% interest in
CMJ/NCT Louisville, LLC which has a 50% interest in NCT
Louisville LLC which owns National City Tower in Kentucky.
National City Tower was sold in 2005.

M & J /Battery LLC - 300 units representing a 15.79%              260,688      300,000      333,000(v)        296,400
interest in M & J /Battery LLC. M & J /Battery has a 14.50%
interest in 600 Battery Street LLC, which owns 600 Battery
Street in San Francisco, California.

Metro Equities Call Units - 373 Call units representing a         414,054      373,000      416,268(w)        373,000
65.61% interest in Metro Equities, Ltd., which owns an 8.83%
co-tenancy interest in Walnut Creek Retail & Storage Center, located in Walnut Creek, California.

M & J/Warrenville, LLC - 186 units representing a 4.20%           104,228      109,740      109,740(v)            n/a
interest in M & J Warrenville, LLC, which owns an effective
interest of approximately .75% in Naperville Woods, a
two-building office complex located in Naperville, Illinois.
                                                               ----------   ----------   ----------        ----------
TOTALS                                                         $5,565,368   $6,990,396   $7,794,951        $8,713,850
                                                               ==========   ==========   ==========        ==========

                              FIRST WILKOW VENTURE

                                   SCHEDULE C
                               DECEMBER 31, 2005

Loans Receivable
   L-C Office Partnership IV                  $    71,872
   Lake Cook Office Development-Bldg. IV LP        15,091
                                              -----------
      TOTAL                                   $    86,963
                                              ===========
Mortgages Payable
   180 North Michigan                           6,691,646
   Naperville Office Court                      4,120,370
                                              -----------
      TOTAL                                   $10,812,016
                                              ===========

                                     NOTES

Footnote   Asset                                                    Valuation Methodology                          Liquidation Value
--------   -----                                                    ---------------------                          -----------------
(a)        180 North Michigan Ave.           A 8.00% cap of 2006 budgeted NOI after reserve                        59.84/RSF
(b)        Naperville Office Court           A 9.75% cap of 2006 budgeted NOI after reserve and cost of lease up   82.46/RSF
(c)        M & J/Clark Street LLC            Comparable sales of downtown office product                           379/LLC Unit
(d)        209 West Jackson                  Recapitalization property value                                       80.11/RSF
(e)        M & J/Prospect Crossing LP        Remaining partner capital balance                                     105.12/LP Unit
(f)        Arlington LLC                     Remaining partner capital balance                                     0/LLC Unit
(g)        M & J/NCT Louisville LP           Remaining partner capital balance                                     162.04/LP Unit
(h)        Wilkow/Retail LP                  Cumulative total of individual partnership holdings                   309/LP Unit
(i)        L-C Office Partnership IV         Recapitalization property value is less than preferred position       0/LP Unit
(j)        Duke Realty Limited Partnership   50,502 Duke Realty LP Units at "DRE" 12/31/05 closing price           32.95/LP Unit
(k)        M & J LaSalle Office Tower LLC    Acquisition value                                                     1,000/LLC Unit
(l)        M & J/LaSalle Associates          Acquisition value of replacement property                             92,318/Unit
(m)        M & J/Grove                       Blended 12/31/05 value of 981 Class "A" and 981 Call unit             375/LP Unit
                                             investments
(n)        Wilkow/Grove                      An 8.50% cap of 2006 budgeted NOI after capital and reserves          533/LP Unit
(o)        First Candlewick                  Cumulative total of partnership holdings                              2,317/LP Unit
(p)        Second Wilkow Venture             Cumulative total of partnership holdings                              550/LP Unit
(q)        M & J/2121 K Street               Remaining partner capital balance                                     155.28/LLC Unit
(r)        M & J/Eden Prairie, LP            Remaining partner capital balance                                     308.48/LP Unit
(s)        Centennial FWV LLC                21.17% interest of total net partnership operating value of           142.90/RSF
                                             $4,104,000
(t)        M & J/Retail L.P.                 Cumulative total of partnership holdings                              296/LP Unit
(u)        M & J/Louisville LLC              Remaining partner capital balance                                     180.48/LLC Unit
(v)        M & J/Battery, LLC                A 10.50% cap of 2006 budgeted NOI after reserve                       1,110/LLC Unit
(w)        Metro Equities                    A 7.00% cap of 2006 budgeted NOI                                      1,116/LLC Unit
(v)        M & J/Warrenville, LLC            Acquisition value                                                     1,000/LLC Unit